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                                                                   EXHIBIT 10.24

February 8, 2002

Ladies and Gentlemen:

This letter sets forth our agreement relating to certain aspects of the conversion of the Series A Preferred Stock, $.01 par value per share, the Series B Preferred Stock, $.01 par value per share, the Series C Preferred Stock, $.01 par value per share, the Series D Preferred Stock, $.01 par value per share, the Series E Preferred Stock, $.01 par value per share (collectively, the "Series A through E Preferred Stock') of CommVault Systems, Inc. (the "Company").

At the election of the Company, upon the closing of the Initial Public Offering (as such term is defined in the Certificate (defined below)), the Series A through E Preferred Stock shall be automatically converted into Common Stock in accordance with the terms of Section IV(B)(3)(d) of the Company's Amended and Restated Certificate of Incorporation dated the date hereof (the "Certificate"), subject to the provisions of this letter set forth below. In lieu of paying all or any portion of the cash payment upon conversion of shares of the Series A through E Preferred Stock on or prior to the Initial Public Offering (as such term is defined in the Certificate) as provided in Section IV(B)(3)(d) of the Company's Certificate, the Company may, in its sole discretion, issue a promissory note (the "Note"), in form and substance reasonably satisfactory to the holders of the A through E Preferred Stock, subject to the limitations set forth in the remainder of this paragraph. The principal amount of any Note shall be equal to any cash amounts which the Company is otherwise obligated to pay pursuant to Section IV(B)(3)(d) of the Company's Certificate, but which it elects not to pay in accordance with the preceding sentence. With respect solely to the portion of the principal amount of the Note arising from the payment of the $14.85 for each share of Series A through E Preferred Stock pursuant to
Section IV(B)(3)(d) of the Company's Certificate, the Note shall bear interest from its date of issuance at the rate of 12% per year payable [quarterly] in arrears. The maturity of any such Note shall be at least twelve months from its date of issuance. At any time prior to maturity of the Note, the Company may prepay, without penalty, all or any portion of the principal and interest on the Note at its election.

You agree that you will not transfer ownership of any of your shares of Series A through E Preferred Stock unless the transferee of such shares expressly agrees in writing to be bound by the terms of this letter agreement.

If this is consistent with your understanding of our agreement, please sign below where indicated.

                                        Sincerely,


                                        /s/ N. Robert Hammer
                                        ----------------------------------------
                                        N. Robert Hammer
                                        Chief Executive Officer